Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BETWEEN

KLEO PHARMACEUTICALS, INC.

AND

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LIMITED.

Dated as of August 29, 2016

i

Table of Contents

(continued)

		Page

SECTION 4.11	Foreign Investors	10

SECTION 4.12	Access to Data	11

SECTION 4.13	Residence	11

SECTION 4.14	No Public Market	11

SECTION 4.15	Legends	11

ARTICLE V	CONDITIONS TO CLOSING	12

SECTION 5.1	Conditions to the Purchaser’s Obligations at Closing	12

SECTION 5.2	Conditions to the Company’s Obligations at Closing	12

ARTICLE VI	NOTICES	12

ARTICLE VII AMENDMENTS AND WAIVERS; E-SIGN		13

SECTION 7.1	Amendment and Waiver	13

SECTION 7.2	Electronic Signatures	14

ARTICLE VIII CHOICE OF LAW; SUBMISSION TO JURISDICTION AND WAIVER OF JURY TRIAL; DISPUTE RESOLUTION		14

SECTION 8.1	Governing Law	14

SECTION 8.2	Equitable Remedies	14

SECTION 8.3	Arbitration	14

ARTICLE IX	RIGHT TO PUBLICIZE	15

ARTICLE X	ENTIRE AGREEMENT; COUNTERPARTS; SECTION HEADINGS	15

SECTION 10.1	Entire Agreement	15

SECTION 10.2	Counterparts	15

SECTION 10.3	No Third-Party Beneficiaries	15

SECTION 10.4	Invalidity	16

SECTION 10.5	Titles and Holdings	16

SECTION 10.6	Gender	16

SECTION 10.7	Waiver of Consequential Damages	16

SECTION 10.8	Further Assurances	16

SECTION 10.9	Inherent Risk	16

SCHEDULE 3.4(A)		1

ii

Table of Contents

(continued)

LIST OF EXHIBITS

Page

EXHIBIT A	Certificate of Incorporation

EXHIBIT B	By-laws

EXHIBIT C	Stockholder’s Agreement

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) dated as of August 29, 2016 between KLEO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD., a corporation duly formed under the laws of the Territory of the British Virgin Islands (“Biohaven” or the “Purchaser”).

WHEREAS, the Company wishes to issue and sell to the Purchaser, 3,000,000 shares (the “Purchased Securities”) and up to 5,500,000 shares (the “Subsequent Securities”) of the Company’s authorized but unissued Common Stock, US$0.0001 par value per share (the “Common Stock”) at One Dollar (US$1.00) per share (the “Share Price”) to the Purchaser; and

WHEREAS, the Purchaser wishes to purchase such Purchased Securities and Subsequent Securities on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement the following terms shall have the meanings set forth in this Article I:

“Additional Stock” shall mean all equity or equity-linked securities, including Common Stock, preferred shares convertible into Common Stock, Convertible Securities and Options, actually issued by the Company after the date hereof, except that “Additional Stock” shall not include:

(1)                                 Common Stock issued upon exercise of options and warrants outstanding as of the date of this Agreement;

(2)                                 Capital Securities issued pursuant to a Qualified Offering;

(3)                                 any Capital Securities issued to the Company’s Shareholders in connection with any stock split, stock dividend or recapitalization;

(4)                                 Common Stock or Convertible Securities issued in connection with an Equity Plan; or

(5)                                 Common Stock or other equity or equity-linked securities issued by the Company pursuant to the License (as defined below).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“By-laws” means the By-laws of the Company as set forth in Exhibit B hereto.

“Capital Securities” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to partnership, limited liability company or other non-corporate entity, ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, filed with the Secretary of State of Delaware as set forth in Exhibit A hereto.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Dollars” or “USD” or “US$” means United States Dollars.

“Equity Plan” means any equity compensation plan approved by the Board of Directors of the Company following the execution of the Stockholders’ Agreement.

“Material” or “material” means, without in any way limiting the ordinary meaning of the word “material”, for purposes of this Agreement (unless the context requires otherwise), an event, circumstance or state of facts shall be deemed “material” if such event, circumstance or state of facts individually or in the aggregate could be reasonably expected to (a) result in an expense or liability as determined in accordance with GAAP in excess of US$25,000 in the aggregate, or (b) be considered material by Purchaser with respect to itself or to its purchase of the Purchased Securities.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

“Qualified Offering” shall mean the closing of the first underwritten public offering of the shares of the Company pursuant to a registration statement in which the gross proceeds to the

Company are at least US$50,000,000 and/or the Company otherwise becomes a public reporting company on a recognized exchange or listing service.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the date hereof, among the Company, the Purchaser and each of the parties named therein as “Holders” in the form of Exhibit C hereto.

ARTICLE II

SALE AND PURCHASE OF PURCHASED SECURITIES AND SUBSEQUENT SECURITIES; REPURCHASE RIGHT

SECTION 2.1  Sale and Purchase of Purchased Securities.

(a)                                 Subject to all of the terms and conditions hereof, and in reliance on the representations and warranties set forth herein, at the Initial Closing (as defined below), the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Purchased Securities in consideration of the payment by Purchaser of Three Million Dollars ($3,000,000) in cash (the “Purchase Price”).

(b)                                 The Purchaser shall pay the Purchase Price at the Initial Closing by wire transfer of immediately available funds to an account designated by the Company.

SECTION 2.2  Closing.

(a)                                 The “Initial Closing” will take place at the offices of Locke Lord LLP, 2800 Financial Plaza, Providence, Rhode Island on the date hereof (the “Initial Closing Date”). At the Initial Closing, the Company will issue, sell, and deliver to the Purchaser, and the Purchaser shall purchase or acquire from the Company, the Purchased Securities against payment of the Purchase Price. On the Initial Closing Date, the Company will record the issuance of the Purchased Securities to the Purchaser in the Company’s Common Stock ledger.

(b)                                 Each Subsequent Closing (as defined below) will take place at the offices of Locke Lord LLP, 2800 Financial Plaza, Providence, Rhode Island on the applicable Subsequent Closing Date (as defined). At each Subsequent Closing, the Company will issue, sell, and deliver to the Purchaser, and the Purchaser shall, purchase or acquire from the Company, the Subsequent Securities against payment of the Subsequent Cash Purchase Price (as defined below). On each Subsequent Closing Date, the Company will record the issuance of the relevant Subsequent Securities to the Purchaser in the Company’s Common Stock ledger.

SECTION 2.3  Sale and Purchase of Subsequent Securities.

(a)                                 After the Initial Closing, subject in each case to the prior satisfaction or waiver of the closing condition set forth in Article V, the Company shall sell, and the Purchaser shall purchase, 1,375,000 shares of Subsequent Securities in consideration of the payment by the Purchaser of One Million Three Hundred and Seventy-Five Thousand Dollars ($1,375,000) in cash (the “Subsequent Cash Purchase Price”) on each of the dates set forth below:

(i)                                     six (6) months from the Initial Closing Date (or the next following Business Day if such date does not fall on a Business Day) (the “First Subsequent Closing Date”);

(ii)                                  three (3) months from the First Subsequent Closing Date, or the next following Business Day if such date does not fall on a Business Day, (the “Second Subsequent Closing Date”);

(iii)                               three (3) months from the Second Subsequent Closing Date, or the next following Business Day if such date does not fall on a Business Day, (the “Third Subsequent Closing Date”); and

(iv)                              three (3) months from the Third Subsequent Closing Date, or the next following Business Day if such date does not fall on a Business Day, (the “Fourth Subsequent Closing Date”).

For the purposes of this Agreement, the First Subsequent Closing Date, the Second Subsequent Closing Date, the Third Subsequent Closing Date and, the Fourth Subsequent Closing Date shall collectively be referred to as the “Subsequent Closing Dates”, and individually where the context so requires, as a “Subsequent Closing Date”, and the applicable closing in accordance with Section 2.2(b) for each such Subsequent Closing Date shall be referred to as a “Subsequent Closing”.

(b)                                 If the Company fulfills its obligations in accordance with Sections 2.3(a) and 5.1(c), and the Purchaser fails to purchase the applicable Subsequent Securities by the applicable Subsequent Closing Date in breach of this Agreement, then if Purchaser has not cured within ten (10) days of notice thereof by the Company, the Company shall have the right, at its sole option, to terminate this Agreement and seek damages and any remedies available to it at law or in equity, and the Purchaser shall pay to the Company all fees and costs, including reasonable attorney’s fees, incurred by the Company in connection with such breach.

SECTION 2.4  Use of Proceeds. The proceeds from the sale of the Purchased Securities hereunder shall be used by the Company to pay the fees and expenses related to the sale and purchase of the Purchased Securities, for the acquisition of intellectual property, for IND enabling development, Phase I clinical trials, working capital and other general corporate purposes.

SECTION 2.5  Anti-dilution. As further consideration hereunder, the Company shall issue to the Purchaser additional shares of its Common Stock in the event that the Company hereafter issues or sells any Additional Stock for a consideration per share less than the Share Price, subject to the terms of this Section 2.5. This right is applicable only to the shares of Common Stock purchased pursuant to this Agreement, including the Subsequent Securities (as adjusted to take into account any stock splits, stock dividends, reverse stock splits, consolidations or similar events) and shares issued pursuant to this Section 2.5 (collectively, the “Covered Shares”).

(a)                                 Issuance of Additional Stock. If the Company shall at any time issue any Additional Stock in a transaction that causes a decrease in the Share Price pursuant to Section 2.5(c), the Company shall thereupon issue to the Purchaser for no additional consideration the nearest whole number of additional shares of Common Stock as is obtained by (i) multiplying the Share Price in effect immediately before such issuance of Additional Stock by the number of Covered Shares held by the Purchaser immediately before such issuance of Additional Stock, (ii) dividing the product thereof by the Dilution Factor (as defined below) equivalent per share price of such Additional Stock and (iii) subtracting from the number obtained thereby the number of Covered Shares held by the Purchaser immediately before such issuance of Additional Stock.

(b)                                 Adjustments of Share Price for Subdivisions, Share Dividends, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock are increased by issuance of common shares as a dividend for no consideration or subdivided (by share split or otherwise) into a greater number of shares of Common Stock, the Share Price then in effect shall thereupon be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reverse stock split, reclassification or otherwise, into a lesser number of shares of Common Stock, the Share Price then in effect shall thereupon be proportionately increased.

(c)                                  Adjustments of Share Price for Sale or Issuance Below Share Price.

(i)                                     If the Company shall at any time before or in connection with a Qualified Offering issue any Additional Stock for a consideration per share less than the Share Price in effect immediately before such issuance, the Share Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to the “Dilution Factor” equal to the quotient obtained by dividing:

(1)                                 the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Share Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(2)                                 the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(ii)                                  No adjustment of the Share Price shall be made in an amount less than US$0.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment.

(iii)                               The consideration received by the Company for any issuance of Additional Stock shall be determined as follows:

(1)                                 In the case of the issuance of preferred shares or Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of preferred shares or Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Company irrespective of any accounting treatment.

(2)                                 Additional Stock issued in the form of Convertible Securities and/or Options shall be deemed to have been issued for a consideration equal to the consideration (determined in the manner provided in subparagraph (1) above), if any, received by the Company with respect to the issuance of such Convertible Securities and/or Options plus the amount received or receivable by the Company with respect to the exercise thereof.

(3)                                 If any Additional Stock shall be issued in connection with the issue and sale of other securities or property of the Company together comprising one integral transaction in which no specific consideration is allocated to such Additional Stock by the parties thereto, such Additional Stock shall be deemed to have been issued for such consideration as is determined in good faith by the Board of Directors of the Company.

(d)                                 Notice of Adjustment and Delivery of Supplemental Shares. Upon any adjustment of the Share Price, the Company shall give written notice thereof to the Purchaser stating the Share Price resulting from such adjustment and the number of additional shares of Common Stock issuable to Purchaser, if any, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company shall thereupon issue to Purchaser such additional shares of Common Stock, if any.

(e)                                  Termination of the Rights Provided under this Section 2.5. The provisions of this Section 2.5 shall terminate upon the closing of a Qualifying Offering; provided that the provisions of this Section 2.5 shall apply to such Qualifying Offering.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Purchaser to enter into this Agreement and to purchase the Purchased Securities and the Subsequent Securities, the Company hereby represents and warrants to the Purchaser as of the Initial Closing Date, and as of each Subsequent Closing Date, that:

SECTION 3.1  Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 3.2  Authorization. The execution, delivery and performance by the Company of this Agreement and the Stockholders’ Agreement and the issuance and sale by the Company of the Purchased Securities hereunder (a) are within the Company’s power and authority, and (b) have been duly authorized by all necessary corporate, shareholder and other proceedings, as the case may be, and (c) do not and will not result in the creation of any lien upon any of the Company’s property or conflict with or result in any breach of any provision of the Company’s Certificate of Incorporation or By-laws or any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument to which the Company is subject.

SECTION 3.3  Enforceability. The execution and delivery by the Company of this Agreement and the Stockholders’ Agreement, and the issuance and sale by the Company of the Purchased Securities hereunder, will result in legally binding obligations of the Company, enforceable against it, in accordance with the respective terms and provisions hereof and thereof.

SECTION 3.4  Capitalization. As of the Initial Closing Date, the Company’s authorized shares consist of 35,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, each US$0.0001 par value. Of such authorized shares, at the Initial Closing, the Company will have Ten Million (10,000,000) shares of Common Stock issued and outstanding, and no shares of Preferred Stock are issued or outstanding (the “Issued Shares”) and will reserve 5,500,000 Shares of Common Stock as the Subsequent Securities issuable upon the Subsequent Closing Dates. As of the Initial Closing, the Company has issued no options to purchase its Capital Securities. The Company intends to reserve approximately twenty percent (20%) of its authorized shares of Common Stock for future equity awards to employees, consultants and directors under an Equity Plan, as may be approved by the Board of Directors of the Company. No shares of the Company’s Capital Securities are held as treasury shares. Schedule 3.4(a) sets forth a table indicating the capitalization of the Company immediately prior to the Initial Closing Date and a table indicating the capitalization of the Company immediately following the issuance and sale of the Purchased Securities at the Initial Closing. As of the Initial Closing Date, and except as set forth on Schedule 3.4(a), there are no outstanding shares of the Company’s Capital Securities pursuant to which the Company is or may become obligated to issue any shares of its Capital Securities.

SECTION 3.5  Conflicts. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions on its part contemplated by this Agreement will not: (a) violate or be in conflict with, or require the consent of any Person or entity under, any provision of the Certificate of Incorporation or By-laws; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which it is a party or by which it is bound; (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to it; or (d) result in the creation of any lien, charge or encumbrance on any of its property.

SECTION 3.6  Approvals. To the best knowledge of the Company, there are no approvals, consents, filings or notifications required to be obtained, made or given by it as a condition to or in connection with the performance by it of its obligations under this Agreement or the consummation by it of the transactions contemplated by this Agreement other than as may be necessary or advisable under applicable securities laws. The Company is still a licensee of patents and intellectual property from Yale University pursuant to that certain License Agreement dated June 2, 2016 (the “License”) and such License is valid and in full force and effect, and to the best knowledge of the Company there are no breaches or defaults by the Company thereunder.

SECTION 3.7  Litigation. As of the Initial Closing Date, there are no pending suits, actions, or other proceedings in which it is a party (or, to its knowledge, which have been threatened to be instituted against it) which affect the execution and delivery by it of this Agreement, the performance by it of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.8  Reliance on Representations. The Company acknowledges that neither Purchaser nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Purchaser, or the transactions contemplated in this Agreement that has been furnished or made available to the Company and its representatives, except as expressly set forth in this Agreement; and, except as expressly set forth in this Agreement, neither the Purchaser nor any other Person shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use, of any such information, and any information, documents or material made available to the Company in management presentations or in any other form in expectation of the transactions contemplated hereby.

SECTION 3.9  No Broker. The Company has not incurred liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any other Person shall have any claim.

SECTION 3.10  David Spiegel. The Company has a valid and enforceable employment agreement in effect with David Spiegel. Neither the Company nor David Spiegel is in default thereunder, and neither party has grounds or knows of any grounds that would allow the other party to terminate such agreement. When and if Mr. Spiegel is employed by Yale University rather than the Company, he may provide consulting services to the Company in accordance with the terms of the foregoing employment agreement.

SECTION 3.11  Company Contracts. The Company is current as to payments and performance, and not in breach or in default under all of its material contracts. In addition, the Company is working in good faith to prosecute additional patents and intellectual property consistent with the Company’s business plan as set forth on Exhibit D.

ARTICLE IV

PURCHASER’S REPRESENTATIONS

In order to induce the Company to enter into this Agreement and to sell the Purchased Securities and the Subsequent Securities, the Purchaser hereby represents and warrants to the Company as of the Initial Closing Date, and as of each Subsequent Closing Date, that:

SECTION 4.1  Investment Intent. The Purchaser hereby, represents and warrants to the Company that it is acquiring the Purchased Securities, and the Subsequent Securities, to be purchased by it pursuant to Article II hereof for investment and not with a view to the distribution thereof.

SECTION 4.2  Organization and Authorization. Biohaven is a corporation duly organized and validly existing under the laws of the Territory of the British Virgin Islands; the Purchaser hereby represents that this Agreement and the Stockholders’ Agreement have been executed by a duly authorized Person on its behalf; and the execution, delivery and performance hereof and thereof have been duly authorized by all appropriate action. The execution, delivery and performance by the Purchaser of this Agreement and the Stockholders’ Agreement; and the purchase by the Purchaser of the Purchased Securities and the Subsequent Securities from time to time (a) are within the Purchaser’s power and authority and (b) have been duly authorized by all necessary corporate, shareholder and other proceedings, as the case may be.

SECTION 4.3  Enforceability. The Purchaser represents that the execution and delivery by Purchaser of this Agreement and the Stockholders’ Agreement will result in legally binding obligations of the Purchaser enforceable against it in accordance with the respective terms and provisions hereof and thereof.

SECTION 4.4  Conflicts. The execution and delivery of this Agreement and the Stockholders’ Agreement by the Purchaser do not, and the consummation of the transactions contemplated by this Agreement and the Stockholders’ Agreement will not: (a) violate or be in conflict with, or require the consent of any Person or entity under, any provision of its organizational documents; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which it is a party or by which it is bound; (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to it; or (d) result in the creation of any lien, charge or encumbrance on any of its property.

SECTION 4.5  Approvals. To the best knowledge of the Purchaser, there are no approvals, consents, filings or notifications required to be obtained, made or given by it as a condition to or in connection with the performance by it of its obligations under this Agreement and the Stockholders’ Agreement or the consummation by it of the transactions contemplated by this Agreement.

SECTION 4.6  Litigation. As of the Initial Closing Date, there are no pending suits, actions, or other proceedings in which it is a party (or, to its knowledge, which have been threatened to be instituted against it) which affect the execution and delivery by it of this Agreement or the Stockholders’ Agreement, the performance by it of its obligations under this Agreement or the Stockholders’ Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.7  Reliance on Representations. The Purchaser acknowledges that neither Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company, or the transactions contemplated in this Agreement that has been furnished or made available to the Purchaser and its representatives, except as expressly set forth in this Agreement; and, except as expressly set forth in this Agreement, neither the Company nor any other Person shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use, of any such information, and any information, documents or material made available to the Company in management presentations or in any other form in expectation of the transactions contemplated hereby.

SECTION 4.8  Restricted Securities. The Purchaser understands that the Purchased Securities are, and the Subsequent Securities when so issued, will be, “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that the Purchaser may dispose of the Purchased Securities and the Subsequent Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Purchaser understands that the Company has no obligation or intention to register any of the Purchased Securities or the Subsequent Securities, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Accordingly, the Purchaser understands that under the Commission’s rules, the Purchaser may dispose of the Purchased Securities and the Subsequent Securities principally only in transactions that are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of the Purchaser. Consequently, the Purchaser understands that it must bear the economic risks of the investment in the Purchased Securities and the Subsequent Securities for an indefinite period of time. The Purchaser understands that the restrictions described above will also apply to any shares of Additional Stock issued pursuant to Section 2.5 of this Agreement.

SECTION 4.9  No Broker. The Purchaser has not incurred liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any other Person shall have any claim.

SECTION 4.10  Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 4.11  Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Securities and the Subsequent Securities or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Purchased Securities and the Subsequent Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Securities or the Subsequent Securities. The Purchaser’s subscription and payment for and continued beneficial ownership of the Purchased Securities and any Subsequent Securities will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

SECTION 4.12  Access to Data. The Purchaser has had the opportunity to ask questions of, and receive answers from, the officers of the Company concerning this Agreement, and the transactions contemplated hereby, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. The Purchaser believes that it has received all the information the Purchaser considers necessary or appropriate for deciding whether to purchase the Purchased Securities and the Subsequent Securities. The Purchaser understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Purchaser acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III or the right of the Purchaser to rely thereon.

SECTION 4.13  Residence. The registered address and the local mail addresses of the Purchaser is Sea Meadow House, P.O. Box 173, Road Town, Tortola, VG1110, British Virgin Islands and 234 Church Street, Suite 301, New Haven, Connecticut 06510.

SECTION 4.14  No Public Market. The Purchaser understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

SECTION 4.15  Legends. The Purchaser understands and agrees that if the Company issues certificates evidencing the Purchased Securities or the Subsequent Securities, or any other shares of Additional Stock issued pursuant to Section 2.5 of this Agreement, shall bear the following legend (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED OR AS PERMITTED BY THE STOCKHOLDERS’ AGREEMENT AS AMENDED AND REPLACED FROM TIME TO TIME.”

ARTICLE V

CONDITIONS TO CLOSING

SECTION 5.1  Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Purchased Securities at the Initial Closing and the Subsequent Securities at the applicable Subsequent Closing are subject to the fulfillment, on or before such Initial Closing or such Subsequent Closing, of each of the following conditions, unless waived:

(a)                                 Representations and Warranties. The representations and warranties of the Company contained in Article III are true and correct in all material respects as of such Initial Closing Date or such Subsequent Closing Date, as applicable.

(b)                                 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Stockholders’ Agreement that are required to be performed or complied with by them on or before such Initial Closing or such Subsequent Closing, as applicable.

(c)                                  Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchaser at such Initial Closing or such Subsequent Closing, as applicable, a certificate certifying that the conditions specified in Sections 5.1(a) and (b) have been fulfilled.

SECTION 5.2  Conditions to the Company’s Obligations at Closing. The obligations of the Company to sell the Purchased Securities at the Initial Closing and the Subsequent Securities at the applicable Subsequent Closing are subject to the fulfillment, on or before such Initial Closing or such Subsequent Closing, of each of the following conditions, unless waived:

(a)                                 Representations and Warranties. The representations and warranties of the Purchaser contained in Article IV are true and correct in all material respects as of such Initial Closing Date or such Subsequent Closing Date, as applicable.

(b)                                 Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and the Stockholders’ Agreement that are required to be performed or complied with by them on or before such Initial Closing or such Subsequent Closing, as applicable.

ARTICLE VI

NOTICES

All demands, notices, requests, consents and other communications required or permitted under this Agreement, the Stockholders’ Agreement, the Purchased Securities or the Subsequent Securities shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below or other electronic mail transmission as follows:

If to the Company, addressed to:

Kleo Pharmaceuticals, Inc.

94 Morris Cove Road

New Haven, CT 06512

Attention: David Spiegel

email: [***]

with a copy to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Jeffrey Legault

email: jlegault@mayerbrown.com

If to Purchaser, addressed to:

Biohaven Pharmaceutical Holding Company Limited

234 Church Street, Suite 301

New Haven, CT 06510

Attention: Vladimir Coric MD, Chief Executive Officer

email: vlad.coric@biohavenpharma.com

with a copy to:

Locke Lord LLP

2800 Financial Plaza

Providence, RI 02903

Attention: Douglas Gray

email: douglas.gray@lockelord.com

Fax: 888-325.9018

Notices shall be deemed given upon the earliest to occur of (a) receipt by the party to whom such notice is directed; (b) if sent by facsimile machine or email, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile or email confirmed receipt) prior to 5:00 p.m. Eastern Standard Time and, if sent after 5:00 p.m. Eastern Standard Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (c) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (d) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

ARTICLE VII

AMENDMENTS AND WAIVERS; E-SIGN

SECTION 7.1  Amendment and Waiver. The rights and obligations of the Company and Purchaser under this Agreement may be waived (either generally or in a particular instance,

either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended if and only if such waiver or amendment is set forth in a written instrument duly executed by the Company and Purchaser. Purchaser and all permitted transferees, if any, shall be bound by any amendment or waiver effected in accordance with this Section.

SECTION 7.2  Electronic Signatures. The parties hereby agree that, notwithstanding the provisions of the Electronic Signatures In Global and National Commerce Act (“E-SIGN”), no amendment, modification or waiver of any provision of this Agreement or any notice given under or pursuant to this Agreement shall he effective unless (i) manually executed by the party or parties against whom such amendment, modification or waiver or notice is sought to be enforced, or (ii) such party or parties shall have expressly specified, in electronic form or in a manually executed instrument, that the effectiveness of such amendment, modification or waiver shall be determined by E-SIGN and the applicable requirements for effectiveness under E-SIGN shall have been met.

ARTICLE VIII

CHOICE OF LAW; SUBMISSION TO JURISDICTION
AND WAIVER OF JURY TRIAL; DISPUTE RESOLUTION

SECTION 8.1  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

SECTION 8.2  Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

SECTION 8.3  Arbitration. Any controversy, dispute or claim initiated by either the Purchaser or the Company arising out of or in connection with or relating to this Agreement or the Stockholders’ Agreement, or the breach, termination or validity hereof or any transaction contemplated hereby or thereby (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules then in force (the “AAA Rules”) of the American Arbitration Association (the “AAA”). There shall be a panel of three arbitrators who shall be appointed pursuant to AAA procedures, in each case, within fifteen (15) business days following receipt by the respondent(s) of a demand for arbitration in any such proceeding. Each of the arbitrators shall be an attorney with no less than fifteen (15) years’ experience in the practice of business law (preferably with experience in the acquisition and financing of businesses such as those engaged in by the Company at the time such dispute arises) who shall not have performed any services for any of the parties or Person controlled by any of the parties for a period of five years prior to the date the demand for arbitration is received by the respondent(s). Any arbitration pursuant to this Section shall take place in New Haven, Connecticut. A final award shall be rendered as soon as reasonably possible and, in any event, within ninety (90) days of the appointment of the panel of arbitrators; provided, however, that if the arbitrators determine by majority vote that fairness so requires, such ninety (90) day period may be extended by no more than sixty (60) additional days. The parties agree that the arbitrators shall have the right and power to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement Expedited Procedures under the AAA Rules in order to ensure that the arbitration process is completed within the time frames provided herein. The arbitration decision or award shall be in writing. Judgment on the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof. Notwithstanding the provisions of Section 8.1, any arbitration held pursuant to the provisions of this Section shall be governed by the Federal Arbitration Act. All arbitrations commenced pursuant to this Agreement or the Stockholders’ Agreement while any other arbitration hereunder shall be in progress shall be consolidated and heard by the initially constituted panel of arbitrators. Solely for the purposes of enforcing an arbitral award, the parties hereby consent and submit to the exclusive jurisdiction of the federal or state courts located in New Haven, Connecticut and waive any defense based upon venue, inconvenience of forum, lack of personal jurisdiction, improper service of process or the like in any such action or suit.

ARTICLE IX

RIGHT TO PUBLICIZE

The parties hereto hereby agree that they will issue a joint press release or make another form of public statement regarding the transactions contemplated hereby. Following the Initial Closing, each party will have the right to publicize the investment in the Company as contemplated hereby by means of a tombstone advertisement or other customary advertisement in newspapers and other periodicals. The Company will have the right to inform actual or prospective customers, investors and lenders of such investment from and after the date of this Agreement.

ARTICLE X

ENTIRE AGREEMENT; COUNTERPARTS; SECTION HEADINGS

SECTION 10.1  Entire Agreement. This Agreement, the Stockholders’ Agreement and the other written instruments referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to its subject matter.

SECTION 10.2  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.3  No Third-Party Beneficiaries. There are no third party beneficiaries of this Agreement.

SECTION 10.4  Invalidity. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 10.5  Titles and Holdings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 10.6  Gender. The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

SECTION 10.7  Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT NO PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES SUFFERED BY THE OTHER PARTY IN CONNECTION WITH A BREACH OF THIS AGREEMENT.

SECTION 10.8  Further Assurances. Each party shall execute, acknowledge and deliver to the other such further documents and take such other action, as may be necessary in order to carry out the purposes of this Agreement.

SECTION 10.9  Inherent Risk. Each party hereby acknowledges its understanding and acceptance of the inherent risks associated with the development of new pharmaceutical drugs.

[Remainder of Page Left Blank Intentionally — Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY:

KLEO PHARMACEUTICALS, INC.

By:	/s/ David A. Spiegel
Name: David A. Spiegel, MD, PhD
Title: Chief Executive Officer

[signature page to Securities Purchase Agreement]

THE PURCHASER:

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Vlad Coric
Name: Vlad Coric, MD
Title: Chief Executive Officer

[signature page to Securities Purchase Agreement]